Exhibit 99.1

Magellan Petroleum to Present at IPAA’s OGIS New York Conference

DENVER, April 2, 2014 /Marketwired/ -- Magellan Petroleum Corporation ("Magellan" or the "Company") (NASDAQ: MPET) announced today that the Company will be presenting at IPAA's OGIS New York investor conference to be held at the Sheraton NY Times Square Hotel in New York City on April 7-9, 2014.

Antoine Lafargue, Chief Financial Officer, is scheduled to present at approximately 2:50 PM EST on Tuesday, April 8. Presentation materials will be available in the Investor Relations section of the Company’s website at www.magellanpetroleum.com.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and production company primarily focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome ("Poplar") in eastern Montana. Historically active internationally, Magellan also maintains exposure to the UK and Australian oil and gas markets through the following assets: (i) a large, mostly non-operated acreage position onshore UK in the Weald Basin prospective for unconventional shale oil and gas production; (ii) an exploration block, NT/P82, in the Bonaparte Basin, offshore Northern Territory, Australia, which the Company currently plans to farm-out; and (iii) an 11% ownership stake in Central Petroleum Limited (ASX: CTP), a Brisbane, Australia based junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or IR@magellanpetroleum.com